Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS


August 26, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re: Kryptic Entertainment Inc.

Dear Sirs:

We were previously the principal auditors for Kryptic Entertainment Inc. and we reported on the financial statements of Kryptic Entertainment Inc. for the period from inception, October 11, 2007 to June 30, 2009. We have read Kryptic Entertainment Inc.'s statements under Item 4 of its Form 8-K/A, dated August 26, 2009, and we agree with such statements.

For the most recent fiscal period through to August 6, 2009, there have been no disagreements between Kryptic Entertainment Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,


/s/ Moore & Associates, Chartered
-----------------------------------------
Moore & Associates, Chartered
Las Vegas, Nevada



                 6490 West Desert Inn Road, Las Vegas, NV 89146
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